EXHIBIT 23.2

INFORMATION CONCERNING CONSENT OF ARTHUR ANDERSEN LLP

We have not been able to obtain, after reasonable efforts, the consent of Arthur Andersen LLP related to the 2001 and 2000 financial statements included in the Company's most recent annual report on Form 10-K for the fiscal year ended April 30, 2002. Certain 2001 and 2000 amounts have been reclassified in our annual report on Form 10-K for the fiscal year ended April 30, 2002, to conform to the 2002 presentation. Such reclassifications have not been reviewed or evaluated by the predecessor auditor, Arthur Andersen LLP.

Section 11(a) of the Securities Act of 1933 allows, under certain circumstances, a person acquiring a security to assert a claim against, among others, an accountant who has consented to be named as having prepared any report for use in connection with the registration statement if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Because Arthur Andersen LLP has not consented to the incorporation of its report dated July 9, 2001, into in this Form S-8, it will not be liable, and you will not be able to assert a claim against Arthur Andersen LLP, under Section 11(a) of the Securities Act for any untrue statements or omissions of material fact contained in the financial statements audited by Arthur Andersen LLP.